MORGAN STANLEY
                                                                 SPECTRUM SERIES








    September 2004
    Monthly Report






This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2004 and the Prospectus Supplement dated October 19, 2004.







                                                        Issued: October 29, 2004



MORGAN STANLEY [LOGO]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                            1991    1992   1993   1994    1995   1996   1997   1998   1999     2000   2001   2002    2003    2004
FUND                          %       %      %      %       %      %      %      %      %        %      %      %       %       %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency.........    --      --    --     --      --      --    --     --     --       11.7     11.1   12.2   12.4  (26.1)
                                                                                               (6 mos.)                     (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced..    --      --    --    (1.7)   22.8   (3.6)  18.2   16.4    0.8      0.9   (0.3)  (10.1)   6.2    (7.7)
                                                 (2 mos.)                                                                   (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select...........  31.2   (14.4)  41.6   (5.1)   23.6    5.3    6.2   14.2   (7.6)     7.1    1.7    15.4    9.6    (15.8)
                          (5 mos.)                                                                                          (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic........    --      --    --     0.1    10.5   (3.5)   0.4    7.8   37.2    (33.1)  (0.6)    9.4   24.0      0.5
                                                 (2 mos.)                                                                   (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical........    --      --    --    (2.2)   17.6   18.3    7.5   10.2   (7.5)     7.8   (7.2)   23.3   23.0    (13.4)
                                                 (2 mos.)                                                                   (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
                            INCEPTION- COMPOUND
                             TO-DATE ANNUALIZED
                             RETURN    RETURN
FUND                           %         %
---------------------------------------------------
Spectrum Currency.........    15.8       3.5

---------------------------------------------------
Spectrum Global Balanced..    42.8       3.7

---------------------------------------------------
Spectrum Select...........   155.1       7.4

---------------------------------------------------
Spectrum Strategic........    43.8       3.7

---------------------------------------------------
Spectrum Technical            96.0       7.0

---------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
SEPTEMBER 2004
   Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of September 30, 2004 was as follows:

FUND                            N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency              $11.58               - 1.09%
--------------------------------------------------------------------------------
Spectrum Global Balanced       $14.28               - 0.20%
--------------------------------------------------------------------------------
Spectrum Select                $25.51                 0.12%
--------------------------------------------------------------------------------
Spectrum Strategic             $14.38                 3.00%
--------------------------------------------------------------------------------
Spectrum Technical             $19.60                 2.92%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

   /s/ Jeffrey A. Rothman
-------------------------
Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

 MONTH ENDED SEPTEMBER 30, 2004
 YTD ENDED SEPTEMBER 30, 2004

             [Data below represents bar chart in the printed piece]

Australian dollar       -0.3       -1.85
British pound           -0.4       -0.33
Euro                    0.47       -2.95
Japanese yen           -0.93       -7.77
Swiss franc            -0.29        -0.2
Minor| currencies       0.83      -11.08


    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Short positions in the Japanese yen, British pound, and Swiss franc versus the U.S. dollar resulted in losses during the final week of the month as the dollar's value declined in response to rising oil prices that continued to fuel fears concerning the potential for sluggish economic growth in the United States.

> Additional losses resulted from long positions in the Mexican peso versus the U.S. dollar as the value of the peso reversed lower early in the month amid renewed concerns for future economic growth in Mexico.

> Finally, short positions in the Australian dollar versus the U.S. dollar also incurred losses during mid-month as the value of the U.S. dollar weakened in response to concerns that the U.S. Federal Reserve would not aggressively increase interest rates as was initially expected.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Long positions in the New Zealand dollar versus the U.S. dollar resulted in Fund gains as the value of the New Zealand dollar trended upwards throughout the month in tandem with higher gold prices and an interest rate hike by the Reserve Bank of New Zealand.

> Additional Fund gains resulted from long positions in the euro versus the U.S. dollar, primarily during the final week of the month, as the dollar weakened amid persistently high oil prices and concerns for their effect on U.S. economic growth.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

 MONTH ENDED SEPTEMBER 30, 2004
 YTD ENDED SEPTEMBER 30, 2004

             [Data below represents bar chart in the printed piece]

Currencies           -0.5      -4.1
Interest|Rates       0.12      0.65
Stock|Indices        0.27      -0.9
Energies             0.42      0.78
Metals               0.18      -0.6
Agriculturals       -0.36     -0.36

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Within the energy markets, long positions in crude oil and its related products generated gains as prices surged higher throughout a majority of the month due to several major factors that contributed to supply concerns amid very strong demand. Towards the beginning of the month, prices increased as government petroleum data showed inventories fell to five-month lows while market participants continued to worry about production disruption in Iraq.
   Later in the month, further gains resulted from long positions as prices trended higher in response to major disruptions in Gulf of Mexico oil production, caused by Hurricane Ivan, and growing civil unrest in Nigeria.

> Also contributing to Fund gains were long positions in European and U.S. stock index futures which benefited from rising prices early in the month, triggered by tame U.S. inflation data and a better-than-expected employment outlook.

> In the metals markets, long futures positions in base metals, such as copper and zinc, established sector gains as prices moved higher in response to continued demand from China and reports of lower-than-expected inventories.

> Additional Fund gains resulted from trading within the global interest rate sector from long positions in Japanese interest rate futures. Japanese bond prices benefited from rising European bond prices, geopolitical concerns stemming from a suicide bomb attack near the Australian Embassy in Jakarta, and skepticism regarding a continuation in the Japanese economic recovery.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, newly established short positions in the Mexican peso versus the U.S. dollar resulted in losses, as the dollar reversed lower late in the month amid perceptions that the U.S. Federal Reserve reformed their outlook regarding aggressive increases in interest rates. Long positions in the Japanese yen versus the U.S. dollar supplied additional sector losses as the yen declined under pressure from Japan's swelling national debt and the dollar reversed higher during the final week of the month in response to a hike in U.S. interest rates.

> Finally, the agricultural sector also incurred losses from long futures positions in cotton and soybean oil, as well as from short futures positions in soybean oil and sugar.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

 MONTH ENDED SEPTEMBER 30, 2004
 YTD ENDED SEPTEMBER 30, 2004

             [Data below represents bar chart in the printed piece]

Currencies         -0.31     -8.17
Interest|Rates     -0.66     -4.45
Stock|Indices      -0.22      -3.6
Energies            1.16      4.27
Metals              0.69      2.53
Agriculturals       0.06      1.37


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Within the energy markets, long positions in crude oil and its related products generated gains as prices surged higher throughout a majority of the month due to several major factors that contributed to supply concerns amid very strong demand. Towards the beginning of the month, prices increased as government petroleum data showed inventories fell to five-month lows while market participants continued to worry about production disruption in Iraq.
   Later in the month, further gains resulted from long positions as prices trended higher in response to major disruptions in Gulf of Mexico oil production, caused by Hurricane Ivan, and growing civil unrest in Nigeria.

> In the metals markets, long futures positions in base metals, such as copper and aluminum, also established sector gains as prices moved higher in response to continued demand from China and reports of lower-than-expected inventories.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global interest rate markets, long positions in European and U.S. interest rate futures resulted in losses as global bond prices declined due to expectations for rising interest rates prompted by the release of positive U.S. economic data early in the month.

> Short positions in the Swiss franc versus the U.S. dollar generated losses in the currency sector during the final week of the month as the dollar weakened in response to rising oil prices and fears that higher prices could dampen economic growth.

> Finally, the global stock index sector also finished with losses from long positions in European, U.S. and Japanese stock index futures following a decline in global equity prices caused by rising energy prices and the release of weak corporate data.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

 MONTH ENDED SEPTEMBER 30, 2004
 YTD ENDED SEPTEMBER 30, 2004

             [Data below represents bar chart in the printed piece]

Currencies            0.6      -2.37
Interest|Rates       0.85       0.57
Stock|Indices           0      -2.15
Energies             0.84       0.29
Metals               0.59       3.64
Agriculturals        0.63       8.56

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate markets, gains resulted from trading within the global interest rate sector from long positions in Japanese interest rate futures. Japanese bond prices benefited from rising European bond prices, geopolitical concerns stemming from a suicide bomb attack near the Australian Embassy in Jakarta, and skepticism regarding a continuation in the Japanese economic recovery.

> Within the energy markets, long positions in crude oil and its related products generated gains as prices surged higher throughout a majority of the month due to several major factors that contributed to supply concerns amid very strong demand. Towards the beginning of the month, prices increased as government petroleum data showed inventories fell to five-month lows while market participants continued to worry about production disruption in Iraq.
   Later in the month, further gains resulted from long positions as prices trended higher in response to major disruptions in Gulf of Mexico oil production, caused by Hurricane Ivan, and growing civil unrest in Nigeria.

> Long futures positions in sugar generated gains for the agricultural sector as prices for the commodity increased during the final week of the month in response to speculative and technically-based buying.

> In the currency sector, long positions in the Canadian dollar versus the U.S. dollar produced gains as the Canadian dollar touched an 11-year high as it advanced amid a bullish Canadian economic outlook from the International Monetary Fund and perceptions that Canada's interest rates were primed to move higher. Higher gold prices also boosted the value of the Canadian currency.

> Finally, gains achieved in the metals sector resulted from long futures positions in base metals, such as copper, aluminum and zinc, as prices moved higher in response to continued demand from China and reports of lower-than-expected inventories.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

 MONTH ENDED SEPTEMBER 30, 2004
 YTD ENDED SEPTEMBER 30, 2004

             [Data below represents bar chart in the printed piece]

Currencies         0.9    -10.39
Interest|Rates    0.41      2.07
Stock|Indices    -0.52     -5.13
Energies          2.76     11.81
Metals            0.31     -0.06
Agriculturals    -0.22     -2.27


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Within the energy markets, long positions in crude oil and its related products generated gains as prices surged higher throughout a majority of the month due to several major factors that contributed to supply concerns amid very strong demand. Towards the beginning of the month, prices increased as government petroleum data showed inventories fell to five-month lows while market participants continued to worry about production disruption in Iraq.
   Later in the month, further gains resulted from long positions as prices trended higher in response to major disruptions in Gulf of Mexico oil production, caused by Hurricane Ivan, and growing civil unrest in Nigeria.

> Within the currency sector, long positions in the Canadian dollar versus the U.S. dollar generated gains as the Canadian dollar touched an 11-year high amid a bullish Canadian economic outlook from the International Monetary Fund and perceptions that Canada's interest rates were primed to move higher. Rising gold prices also boosted the value of the Canadian currency. Additional Fund gains resulted from long positions in the euro versus the U.S. dollar, primarily during the final week of the month, as the dollar weakened amid persistently high oil prices and concerns for their effect on growth.

> Additional Fund gains resulted from trading within the global interest rate sector from long positions in Japanese interest rate futures. Japanese bond prices benefited from rising European bond prices, geopolitical concerns stemming from a suicide bomb attack near the Australian Embassy in Jakarta, and skepticism regarding a continuation in the Japanese economic recovery.

> Finally, gains achieved in the metals sector resulted from long futures positions in base metals, such as copper and aluminum, as prices moved higher in response to continued demand from China and reports of lower-than-expected inventories.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the global stock index sector resulted from long positions in U.S. and European stock index futures following a decline in global equity prices caused by rising energy prices and the release of weak corporate data.

> Finally, the agricultural sector also incurred losses from long futures positions in cocoa and short futures positions in coffee.

                      [This page intentionally left blank]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                                    MORGAN STANLEY                        MORGAN STANLEY
                                  SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                             --------------------------------     -------------------------------
                                              PERCENTAGE OF                        PERCENTAGE OF
                                            SEPTEMBER 1, 2004                    SEPTEMBER 1, 2004
                                                BEGINNING                            BEGINNING
                                AMOUNT       NET ASSET VALUE         AMOUNT       NET ASSET VALUE
                             -------------  -----------------     -------------  -----------------
                                   $               %                    $                 %
REVENUES
Trading profit (loss):
   Realized                    (22,895,307)      (11.06)             (588,070)           (1.21)
   Net change in unrealized     21,584,960        10.43               668,074             1.38
                             -------------      -------            ----------           ------
     Total Trading Results      (1,310,347)        (.63)               80,004              .17
Interest income (Note 2)           197,545          .10                59,154              .12
                             -------------      -------            ----------           ------
     Total Revenues             (1,112,802)        (.53)              139,158              .29
                             -------------      -------            ----------           ------

EXPENSES
Brokerage fees (Note 2)            793,548          .38               185,941              .38
Management fees (Note 3)           345,021          .18                50,528              .11
                             -------------      -------            ----------           ------
     Total Expenses              1,138,569          .56               236,469              .49
                             -------------      -------            ----------           ------
NET LOSS                        (2,251,371)       (1.09)              (97,311)            (.20)
                             =============      =======            ==========           ======

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                                      MORGAN STANLEY                              MORGAN STANLEY
                                     SPECTRUM CURRENCY                       SPECTRUM GLOBAL BALANCED
                            ----------------------------------------   -------------------------------------
                                                               PER                                     PER
                                 UNITS             AMOUNT      UNIT        UNITS          AMOUNT       UNIT
                            --------------      -----------    ----    -------------    ----------     -----
                                                     $          $                            $           $
Net Asset Value,
  September 1, 2004         17,675,978.068      207,012,478    11.71   3,390,143.783    48,506,885     14.31

NET LOSS                          --             (2,251,371)    (.13)         --           (97,311)     (.03)
Redemptions                   (155,050.974)      (1,795,490)   11.58     (64,403.353)     (919,680)    14.28
Subscriptions                  578,104.420        6,694,449    11.58      44,147.614       630,428     14.28
                            --------------      -----------            -------------    ----------
Net Asset Value,
  September 30, 2004        18,099,031.514      209,660,066    11.58   3,369,888.044    48,120,322     14.28
                            ==============      ===========            =============    ==========







The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                                   MORGAN STANLEY                     MORGAN STANLEY                   MORGAN STANLEY
                                   SPECTRUM SELECT                  SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                             ------------------------------     ------------------------------   ---------------------------
                                           PERCENTAGE OF                      PERCENTAGE OF                  PERCENTAGE OF
                                         SEPTEMBER 1, 2004                  SEPTEMBER 1, 2004              SEPTEMBER 1, 2004
                                             BEGINNING                          BEGINNING                      BEGINNING
                               AMOUNT     NET ASSET VALUE           AMOUNT   NET ASSET VALUE     AMOUNT     NET ASSET VALUE
                             ------------------------------     -----------    ---------------   ---------------------------
                                  $              %                     $            %               $              %
REVENUES
Trading profit (loss):
   Realized                    (19,726,311)       (4.06)           (2,659,060)        (1.62)       (33,331,198)       (5.63)
   Net change in unrealized     23,928,000         4.92             8,478,534          5.17         54,937,469         9.28
                             -------------       ------         -------------       -------      -------------      -------
     Total Trading Results       4,201,689          .86             5,819,474          3.55         21,606,271         3.65
Interest income (Note 2)           464,380          .10               168,655           .10            565,642          .10
                             -------------       ------         -------------       -------      -------------      -------
     Total Revenues              4,666,069          .96             5,988,129          3.65         22,171,913         3.75
                             -------------       ------         -------------       -------      -------------      -------

EXPENSES
Brokerage fees (Note 2)          2,936,581          .60               725,528           .44          3,578,269          .60
Management fees (Note 3)         1,153,309          .24               300,218           .18          1,273,249          .23
Incentive fees (Note 3)                 --           --                51,748           .03                 --           --
                             -------------       ------         -------------       -------      -------------      -------
     Total Expenses              4,089,890          .84             1,077,494           .65          4,851,518          .83
                             -------------       ------         -------------       -------      -------------      -------
NET INCOME                         576,179          .12             4,910,635          3.00         17,320,395         2.92
                             =============       ======         =============       =======      =============      =======

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                                    MORGAN STANLEY                  MORGAN STANLEY                         MORGAN STANLEY
                                    SPECTRUM SELECT               SPECTRUM STRATEGIC                     SPECTRUM TECHNICAL
                      ------------------------------------ -----------------------------------   ---------------------------------
                                                    PER                                  PER                                   PER
                           UNITS        AMOUNT      UNIT       UNITS         AMOUNT      UNIT        UNITS        AMOUNT      UNIT
                      -------------- ------------   -----  --------------  -----------   -----   --------------  -----------  ----
                                         $           $                        $         $                           $          $
Net Asset Value,
  September 1, 2004   19,076,675.129  486,054,748   25.48  11,736,542.110  163,859,012   13.96   31,107,817.713  592,265,210   19.04
Net Income                  --            576,179     .03        --          4,910,635     .42         --         17,320,395     .56
Redemptions             (154,133.959)  (3,931,957)  25.51     (75,716.688)  (1,088,806)  14.38     (206,156.072)  (4,040,659)  19.60
Subscriptions            436,464.725   11,134,214   25.51     288,043.326    4,142,063   14.38      695,224.593   13,626,403   19.60
                      -------------- ------------          --------------  -----------           --------------  -----------
Net Asset Value,
  September 30, 2004  19,359,005.895  493,833,184   25.51  11,948,868.748  171,822,904   14.38   31,596,886.234  619,171,349   19.60
                      ============== ============          ==============  ===========           ==============  ===========





The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The  Partnerships'   general  partner  is  Demeter   Management   Corporation
("Demeter").  The  non-clearing  commodity  broker  is  Morgan  Stanley  DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next in the Statements of Operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency,

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT.Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)
--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

              Demeter Management Corporation
              330 Madison Avenue, 8th Floor
              New York, NY 10017


MORGAN STANLEY [LOGO]



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